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                                                                     EXHIBIT 8-A

                         OPINION OF SULLIVAN & CROMWELL

February 27, 1998

The St. Paul Companies, Inc.,
  385 Washington Street,
    St. Paul, Minnesota 55102.

Gentlemen:

    We have acted as counsel to The St. Paul Companies, Inc., a Minnesota corporation ("St. Paul"), in connection with the merger of SP Merger Corporation, a Maryland corporation and a wholly-owned subsidiary of St. Paul ("Merger Sub"), with and into USF&G Corporation, a Maryland corporation ("USF&G"), as contemplated by the Agreement and Plan of Merger among USF&G, St. Paul and Merger Sub dated as of January 19, 1998, as amended (the "Merger Agreement"), and we render this opinion to you pursuant to Section 7.2(d) of the Merger Agreement. Capitalized terms not defined herein have the meanings assigned to them in the Merger Agreement.

    For purposes of the opinion set forth below, we have examined (1) the Merger Agreement, (2) representations made to us by St. Paul and USF&G and (3) such other matters as we have deemed necessary or appropriate for purposes of rendering this opinion.

    In connection with this opinion and with your consent, we have assumed and have not attempted to verify independently that:

    (1) the Merger will be effected in accordance with the terms of the Merger Agreement and all of the provisions of the Merger Agreement will be performed in accordance with their terms;

    (2) the representations made to us in letters from St. Paul and USF&G are true and complete and will continue to be true and complete between the date of this opinion and the Effective Time; and

    (3) there will be no change in any of the facts or applicable law material to this opinion between the date of this opinion and the Effective Time.

    On the basis of the foregoing, we advise you that, in our opinion, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and St. Paul and USF&G will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

    We hereby consent to the filing of this letter as an exhibit to the Registration Statement on Form S-4 of St. Paul filed with the Securities and Exchange Commission on February 27, 1998 and the references to us under the headings "Certain Federal Income Tax Consequences of the Merger" and "Legal Matters." In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                          Very truly yours,

                                          /s/ Sullivan & Cromwell